UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2007

AURA SYSTEMS, INC.

(Exact name of registrant as specified in charter)

Delaware	0-17249	95-4106894
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2330 Utah Avenue, El Segundo California 90245
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (310) 643-5300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into Material Definitive Agreements.

On January 4, 2007, the Company entered into an Employment Agreement with Melvin Gagerman (the “Gagerman Agreement”) effective November 1, 2006. The Gagerman Agreement provides for (1) a base annual salary of $360,000; (2) an annual bonus to be approved by the Board of Directors of up to $100,000 based on milestones providing the Company has the available cash and an additional annual bonus at the discretion of the Board of Directors of up to $100,000 for achievements in excess of expected milestones; and (3) that if he were terminated without cause at any time during the term of the agreement he will be paid an amount equal to one years base salary or the unpaid balance of the annual base salary which would have been payable through the term of the agreement, whichever amount shall be greater. In addition, the Gagerman Agreement provides that he shall be granted options to purchase 300,000 shares of the Company’s Common Stock for a period of three years at an exercise price of $2.00 per share. Such options shall vest at the rate of 25,000 per month of employment.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired

None

(b)	Pro Forma Financial Information.

None

(c)	Exhibits

None

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 9, 2007	AURA SYSTEMS, INC..
	By:	/s/ Melvin Gagerman
Melvin Gagerman,
Chief Executive Officer